   As filed with the Securities and Exchange Commission on July 13, 1998.
================================================================================
                                               Registration No. 333

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                KERAVISION, INC.
              ----------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)

                                      DELAWARE
         --------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                    77-0328942
                      -----------------------------------
                      (I.R.S. Employer Identification No.)


                              48630 MILMONT DRIVE
                               FREMONT, CA  94538
                                 (510) 353-3000
               --------------------------------------------------
               (Address, including zip code and telephone number,
                      including area code, of Registrant's
                          principal executive offices)
            ---------------------------------------------------------
                            Thomas M. Loarie
                 Chairman, President and Chief Executive Officer
                                KERAVISION, INC.
                              48630 MILMONT DRIVE
                               FREMONT, CA  94538
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
            ---------------------------------------------------------
                                   COPIES TO:
                                 Michael W. Hall
                              Edmund S. Ruffin, Jr.
                               Stephen B. Thau
                              VENTURE LAW GROUP
                          A Professional Corporation
                             2800 Sand Hill Road
                         Menlo Park, California 94025
            ---------------------------------------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement
        ---------------------------------------------------------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of Each                     Proposed         Proposed
    Class Of                         Maximum          Maximum      Amount of
  Securities to    Amount To Be  Offering Price      Aggregate    Registration
  be Registered   Registered (1)  Per Unit (1)   Offering Price(1)   Fee
----------------- -------------- --------------- ----------------- -----------
  Common Stock,       2,565,000          $7.657       $19,640,205   $5,793.86
par value $0.001


1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing price of the Common Stock as reported on The Nasdag National Market on July 7, 1998, pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                 KERAVISION, INC.
                                ------------------
                                   Common Stock
                                ------------------
The Common Stock offered hereby involves a high degree of risk.
See "Risk Factors" on page 5 of this Prospectus for information that should be considered by prospective investors.

All references herein to "KeraVision" or the "Company" mean
KeraVision, Inc. unless otherwise indicated by the context.
The 2,565,000 shares of KeraVision Common Stock, $0.001 par value, covered by this Prospectus (the "Shares") are offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares are issuable upon conversion of Series B Convertible Preferred Stock issued to the Selling Stockholders in connection with a Series B Convertible Stock Purchase Agreement dated as of June 12, 1998 between the Company and the Selling Stockholders. For additional information concerning the Shares, see "Issuance of Common Stock to Selling Stockholders." The Selling Stockholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Shareholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.
Each of the Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").
On July 7, 1998, the last sale price of the Company's Common Stock on The Nasdaq National Market was $7.938 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                       Underwriting     Proceeds to
                         Price to     Discounts and       Selling
                          Public      Commissions(1)  Stockholders(1)
--------------------  --------------  --------------  ---------------
Per share ......      See Text Above  See Text Above  See Text Above
Total ..........


(1) All expenses of registration of the Shares, estimated to be approximately $1,360,958.70 shall be borne by the Company.
Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders. The date of this Prospectus is _____, 1998

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the registrant is an electronic filer and copies of such material may be retrieved from the Web site (http://www.sec.gov) maintained by the Commission.

Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "KERA." Reports, proxy and information statements and other information about the Company may be inspected at The Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006-1506.

                    INFORMATION INCORPORATED BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed on March 30, 1998 pursuant to Section 13(a) of the Exchange Act. The Company's Annual Report on Form 10-K contains audited financial statements for the Company's latest fiscal year ended December 31, 1997.

2. The Company's Definitive Proxy Statement on Form 14A filed on March 30, 1998 pursuant to Section 14(a) of the Exchange Act.
quarterly period ending on March 31, 1998 filed on May 12, 1998 pursuant to Section 13 or 15(d) of the Exchange Act.

4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on June 27, 1995, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Chief Financial Officer, KeraVision, Inc., 48630 Milmont Drive, Fremont, California 94538, telephone: (510) 353-3000.

                          THE COMPANY

        The Company was founded in 1986 to develop and commercialize proprietary medical products for the treatment of common vision problems, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, which in the aggregate are believed to affect one-half of the world's population. The Company's initial product, the KeraVision Ring, is designed to reduce or eliminate the need for eyeglasses or contact lenses to correct myopia by reshaping the curvature of the cornea of the eye. The KeraVision Ring is composed of two thin, half-circles that are inserted into the periphery of the cornea in a simple outpatient procedure. The KeraVision Ring is made from a common polymer that has been commonly used in intraocular lenses for cataract surgery since 1952. The KeraVision Ring is designed to be permanent; however, it can be removed if desired, resulting in a potentially reversible refractive procedure. The currently available refractive surgery procedures typically require irreversible cutting or tissue removal in the central cornea. In addition to being reversible, other benefits of the KeraVision Ring are expected to include (i) long-term, convenient correction, (ii) rapid visual recovery, (iii) predictable results, (iv) a simple, minimally-invasive, out-patient procedure and (v) a standardized procedure.

        The Company's objective is to commercialize the KeraVision Ring technology for the treatment of common vision problems on a worldwide basis. In the United States, the Company is currently conducting a Phase III clinical trial for the treatment of mild myopia (-1.0 to -3.5 diopters). Preliminary results from this clinical trial indicate that 97% of the patients achieved 20/40 or better vision, the legal requirement in most states to obtain a driver's license without corrective lenses. To date, the KeraVision Ring has been well tolerated in patients. The Company intends to submit a pre-market approval ("PMA") application to the FDA in 1998 to allow for the commercialization of the KeraVision Ring in the U.S. market.

        The Company has recently begun enrollment for the expanded Phase III trial for myopia in the range of -3.5 to -5.0 diopters and myopia in the range of -0.5 to -1.0 diopters.

        The Company received approval to affix the CE mark and begin commercialization in the European Union on the KeraVision Ring for both mild and moderate myopia in late November 1996. To date, the Company has primarily concentrated its selling efforts for the KeraVision Ring and related instruments in France and Germany. The Company recently received approval to market its product in Canada.

        In April 1997, the Company began a feasibility study outside the United States using KeraVision Ring technology for the treatment of hyperopia. In addition, the Company continues its research and analysis for the application of the KeraVision Ring technology for the treatment of astigmatism and other common vision problems.

        The Company's principal executive offices are located in Fremont, California. The mailing address and telephone number are: 48630 Milmont Drive, Fremont, California 94538, telephone: (510) 353-3000.

                                RISK FACTORS

Prospective purchasers of the Common Stock offered hereby should carefully consider the following Risk Factors in addition to the other information appearing in or incorporated by reference into this Prospectus. Statements in this "Risk Factor" section regarding expectations or future events and certain sections of documents incorporated by reference (identified with more particularity in such documents) may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this document and incorporated by reference are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth below and elsewhere in this document and in any documents incorporated by reference.

Early Stage of Product Development; Operating Losses; Uncertainty of Product Development and Future Revenue

        KeraVision, founded in 1986, has only recently completed development of one product for sale in Europe, has generated only limited revenues to date and is continuing to develop its products for the United States market. Accordingly, the Company is subject to the uncertainties and risks associated with any company developing products and beginning its sales efforts. The Company has experienced significant operating losses every year since its incorporation. Such losses have resulted principally from costs incurred in research and development and clinical trials for the KeraVision Ring. The Company expects to incur substantial and increasing operating losses for at least the next year and until sufficient revenue and margin can be generated to offset expenses. The amount of net losses and the time required by the Company to reach profitability are highly uncertain. There can be no assurance that the Company will be able to generate product revenue or achieve profitability on a sustained basis or at all.

        To obtain significant revenues, the Company, alone or with others, must successfully develop, obtain regulatory approval for, manufacture and market products. The time frame for achievement of market success for any products and potential products is long and uncertain. The KeraVision Ring will require additional clinical studies and significant investment of capital prior to commercialization in the United States. Although the Company has received approval to market one product in the European Union and Canada, there can be no assurance that the Company's research and development efforts will be successfully completed and there can be no assurance that the KeraVision Ring will perform in the manner anticipated, or that results observed in clinical trials will be experienced in long-term use of the KeraVision Ring. There can be no assurance that the KeraVision Ring will prove to be safe or effective over the long term in correcting vision, that the product will be approved for marketing by the FDA or any other government agency or that the KeraVision Ring or any other product developed by the Company will be commercially successful.

Government Regulation and Need for Product Approvals

        The research, manufacture, sale and distribution of medical devices such as the KeraVision Ring is subject to regulations imposed by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most medical devices, including the Company's KeraVision Ring, must be cleared or approved by the FDA. Securing FDA approvals and clearances will require the submission to the FDA of extensive clinical data and supporting information. Current FDA enforcement policy strictly prohibits the marketing of medical devices for uses other than those for which the product has been approved or cleared. Product approvals and clearances can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. FDA approval will be required for commencement of any additional clinical studies for other product indications, which must be conducted prior to applying for FDA approval to market the KeraVision Ring in the United States. Although the Company believes that it will submit a PMA application to the FDA in mid-1998, there can be no assurance that such submission will be timely made by the Company or accepted by the FDA for filing. Failure to obtain required FDA or non-European regulatory agency approvals would prevent the Company from marketing the KeraVision Ring in the jurisdiction regulated by such agency.

        Significant unforeseen delays in the approval process could occur as a result of determinations by the FDA that the clinical data collected are insufficient to support the safety and efficacy of one or more of the devices for their intended uses, the FDA's failure to schedule advisory review panels, changes in FDA guidelines, FDA procedures, regulations or administrative interpretations. Delays in obtaining requisite regulatory approvals, or the failure to obtain required clearances or approvals in the United States and other countries, would adversely affect or prevent the marketing of the KeraVision Ring, impair the Company's ability to generate funds from operations, and may furnish a competitive advantage to other companies that compete with the Company. The Company may also be required to demonstrate that the KeraVision Ring represents an improved form of treatment over existing alternatives and/or that the expected benefits of the KeraVision Ring outweigh any of the risks associated with its use. There can be no assurance that the Company will be able to obtain required approvals or clearances in the United States or certain foreign countries for the intended use of the KeraVision Ring or any other of its potential products.

        If the KeraVision Ring is approved for the correction of myopia, it may be subject to additional post-market testing and surveillance programs required by the regulatory agencies. As the developer of the KeraVision Ring, the Company is required to meet the Quality System Regulation ("QSR") which includes extensive testing, control, documentation and other quality assurance procedures and standards. The Company would be required to adhere to additional FDA requirements for the development and distribution of the KeraVision Ring. The Company will be required to engage in extensive recordkeeping and reporting, and possibly to conduct extensive post-market surveillance or other device follow-up. Ongoing compliance with the QSR, labeling and other applicable regulatory requirements are monitored through periodic inspections by state and federal agencies, including the FDA, and comparable agencies in other countries. In addition, regulatory approval of devices is generally required in many foreign countries. For example, the Company has obtained the right to affix the CE marking to the KeraVision Ring in Europe. Failure to comply with the applicable regulatory requirements can, among other things, result in the loss of the CE marking, fines, injunctions, civil penalties, suspensions or withdrawal of regulatory approvals, product recalls, product seizures, including cessation of manufacturing and sales, operating restrictions and criminal prosecution, and could have a material adverse effect on the Company's business, financial condition and results of operations.

        Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Export sales of investigational devices that have not received FDA marketing approval may be subject to FDA export permit requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

        All of the above described government regulation and product approval risks will apply to the KeraVision Ring and any future potential product of the Company. Government regulation may become more restrictive in the future. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon the Company's ability to conduct business.

Need for Market Acceptance of the KeraVision Ring and Other Products; Limitations on Potential Market

        The Company's future performance will depend to a substantial degree upon market acceptance of, and the Company's ability to successfully manufacture, market, deliver and support, the KeraVision Ring and related products. The extent of, and rate at which, market acceptance and penetration are achieved by the KeraVision Ring and future products is a function of many variables including, but not limited to, price, safety, efficacy, reliability and marketing and sales efforts, as well as general economic conditions affecting purchasing patterns.

        To be successful, the Company's KeraVision Ring will have to be accepted by ophthalmic surgeons as well as patients. To date, the Company's product has been sold primarily in France and Germany, and has thus far received only limited acceptance and generated only limited revenues. Many surgeons in these countries and throughout the world may have already invested significant time and resources in developing expertise in other corrective ophthalmic surgical techniques, and there are currently no implantable corneal devices being marketed and sold to treat refractive problems. Accordingly, there can be no assurance that the KeraVision Ring or any future product will achieve or maintain acceptance in their target markets. Similar risks may confront other products developed by the Company in the future.

        The Company's target market is limited to patients who have mild to moderate myopia without significant astigmatism and there can be no assurance that even this target population will prefer refractive surgery to current and future alternatives for visual correction. In addition to the degree of myopia, the Company believes that the potential market for the KeraVision Ring may be further limited by the inability of some patients to afford the procedure and the psychological aversion of some patients to refractive surgery. The Company also expects that the market will be affected by the relative attractiveness and affordability of other refractive surgical techniques.

Lack of Long-Term Follow-Up Data; Complications and Visual Side Effects

        The KeraVision Ring technology is relatively new technology. The Company has therefore developed only limited clinical data to date on the safety and efficacy of the KeraVision Ring in correcting myopia, and has not yet developed any long-term safety or efficacy data. The first procedure for the treatment of myopia using the KeraVision Ring was performed in 1991, and to date only 1,371 procedures (excluding commercial procedures conducted in Europe) have been conducted. The KeraVision Ring is in United States Phase II and Phase III clinical trials, and it cannot yet be determined if the KeraVision Ring will prove to be effective for the predictable treatment of myopia. There can be no assurance that the clinical trial results are necessarily indicative of long-term results that will be achieved with the KeraVision Ring in terms of both safety and efficacy.

        All surgical procedures, including the KeraVision Ring procedure, involve some inherent risk of complications. Certain complications have been observed in a small number of patients who have received the KeraVision Ring, but no patient has suffered any serious or lasting injury to the eye or any material loss of either uncorrected or best corrected visual acuity. The complications include, among other things: induced astigmatism, infection, decentered placement and a temporary reduction in central corneal sensation. In addition, patients undergoing the KeraVision Ring procedure have reported certain visual side effects. These include glare, haloes and other visual symptoms. Although the Company believes these complications and visual side effects have been observed in other ophthalmic surgeries and that the KeraVision Ring complications and visual side effects may be mitigated, no assurance can be given that these or other complications or side effects will not be serious or lasting or will not impair or preclude the Company from obtaining regulatory approval for its potential products or the acceptance of the product by patients or ophthalmologists.

Reliance on a Single Product

        The Company has concentrated its efforts primarily on the development of the KeraVision Ring for the correction of myopia and will be dependent upon the successful development of that product to generate revenues. The Company has performed only limited research on other applications of the KeraVision Ring technology. There can be no assurance that the KeraVision Ring technology will prove safe and effective in vision correction, or that if proven safe and effective, the technology will be successfully commercialized.

Dependence on Patents and Proprietary Technology

        The Company has depended and will continue to depend substantially on its technological expertise in the development and manufacture of the KeraVision Ring and any other potential products. In addition, the commercial success of the Company will depend in part on acquiring and maintaining patent and trade secret protection with respect to the KeraVision Ring technology, the KeraVision Ring and any other potential products the Company seeks to develop. The Company currently has 180 pending patent applications worldwide and has been awarded 18 United States patents and 24 foreign patents. There can be no assurance that the Company will be successful in obtaining necessary patents or license rights, that the Company's patent applications will result in the issuance of patents, that the Company will develop additional proprietary technology that is patentable, that any issued patents will provide the Company with any competitive advantages or will withstand challenges by third parties or that patents of others will not have an adverse effect on the Company. A large company with refractive surgery products and substantial resources holds a United States patent covering a method for changing the curvature of the cornea by inserting a solid ring in the cornea. Because this method requires the use of a solid ring, it necessitates a continuous 360 degree incision around the entire central zone of the cornea. A major United States university holds two United States patents, one issued in 1992 and the other in 1994, covering a method for changing the curvature of the cornea by injecting hydrogel material into separated layers of the corneal tissue. The Company believes the university may be seeking to commercialize this technology. The Company does not believe it is infringing any of such patents. Except as noted above, the Company is not aware of any other commercial entity involved in intrastromal KeraVision Ring development, although it is aware of ongoing academic research on both solid and injectable forms of corneal inserts. There can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. No assurance can be given that the Company's processes or products will not infringe patents or proprietary rights of others or that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all.
If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement. If the outcome of any such litigation is adverse to the Company, the Company's business could be adversely affected. To determine the priority of inventions, the Company may have to participate in proceedings before the U.S.
Patent and Trademark Office, which could result in substantial cost to the Company and/or be decided adversely to the Company. The Company currently is a party in an interference to determine the priority of inventions relating to technology for forming corneal channels in which an implant or implants may be placed. No assurances can be made that the interference will be resolved favorable to the Company. However, settlement discussions are in progress and the Company believes the interference may settle.

        The Company also relies on trade secrets and proprietary know-how which it seeks to protect by confidentiality agreements with its employees, consultants, investigators and advisors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors.

Limited Sales or Marketing Experience

        The Company has only recently begun selling product in Europe, primarily in France and Germany, and there are no implantable corneal devices currently being marketed and sold to treat refractive problems. The Company intends to market and sell the KeraVision Ring and related technology through a direct sales force or a combination of a direct sales force and distributors in certain additional foreign countries and in the United States if and when required regulatory authorization is obtained. Establishing sufficient marketing and sales capability will require significant resources. There can be no assurance that the Company will be able to recruit and retain skilled sales management, direct salespersons or distributors, or that the Company's sales effort will be successful. To the extent that the Company enters into distribution arrangements for the sale of its products, the Company will be dependent on the efforts of third parties. There can be no assurance that such efforts will be successful.

International Sales and Operations Risks

        The Company is currently selling the KeraVision Ring to customers primarily in France and Germany. In addition, the Company may begin manufacturing or operating activities outside of the United States. A number of risks are inherent in international transactions.
International sales and operations may be limited or disrupted by the imposition of the regulatory approval process, government controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies have or may establish product standards different from those in the United
States and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates, increases in duty rates and difficulties in obtaining export licenses. The impact of future exchange rate fluctuations cannot be predicted adequately. To date, the Company has not found it necessary to hedge the risk associated with fluctuations in exchange rates. However, it is possible that the Company may undertake such transactions in the future. There can be no assurance that any hedging techniques implemented by the Company will be successful or that the Company's results of operations will not be materially adversely affected by exchange rate fluctuations. There can be no assurance that the Company will be able to successfully commercialize the KeraVision Ring or any future product in any foreign market.

Limited Manufacturing Experience; Dependence on Third Parties

        The Company has limited volume manufacturing capacity and experience in manufacturing medical devices or other products. To be successful, the Company's products and potential products must be manufactured in commercial quantities in compliance with regulatory requirements at acceptable costs. Production of commercial-scale quantities may involve technical challenges for the Company. Establishing its own manufacturing capabilities would require significant scale-up expenses and additions to facilities and personnel. The Company may consider seeking collaborative arrangements with other companies to manufacture certain of its products and potential products, including the KeraVision Ring. In addition, the manufacturer of the Company's products and potential products will be subject to periodic inspection by regulatory authorities. Any such operations must undergo QSR compliance inspections conducted by the FDA and equivalent inspections, such as CE mark audits, conducted by state and foreign officials. There can be no assurance that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals or loss of previously received approvals would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to develop commercial-scale manufacturing capabilities at acceptable costs or enter into agreements with third parties with respect to these activities. When the Company is dependent upon third parties for the manufacture of its products and proposed products, then the Company's profit margins and its ability to develop and deliver such products on a timely basis may be adversely affected. Moreover, there can be no assurance that such parties will adequately perform and any failures by third parties may delay the submission of products for regulatory approval, impair the Company's ability to deliver products on a timely basis, or otherwise impair the Company's competitive position.

Intense Competition and Rapid Technological Change

        The Company is engaged in a rapidly evolving field. There are many companies, both public and private, universities and research laboratories engaged in activities relating to research on vision correction alternatives, including laser assisted in situ keratamileusis ("LASIK"), photorefractive radial keratotomy ("PRK"), radial keratotomy ("RK"), implantable contact lens ("ICL"), Automated Lamellar Keratoplasty ("ALK") and refractive intraocular lenses. Competition from these companies, universities and laboratories is intense and expected to increase. Two companies, Summit Technology and VISX, have received approval in the United States to market their products using PRK applications. In addition to Summit Technology and VISX, there are a number of other entities that currently market and sell laser systems overseas for use in refractive surgery, including Aesculap-Meditec GmBH (Germany), Autonomous Technologies Corporation (United States), Chiron-Technolas (Germany), LaserSight, Inc. (United States), Nidek (Japan) and Schwind (Germany). Many of these companies and institutions have substantially greater resources, research and development staffs, facilities, experience in research and development, obtaining regulatory approval and manufacturing and marketing medical device products than the Company, and represent significant long-term competition for the Company. In addition to those mentioned above, other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's competitors will not succeed in developing technologies, procedures or products that are more effective or economical than those being developed by the Company or that would render the Company's technology and proposed product obsolete or noncompetitive. Furthermore, if the Company is permitted to commence commercial sales of products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has no experience. Finally, the Company intends to market its proposed products to people whose vision can be corrected with eyeglasses or contact lenses. There can be no assurance that these persons will elect to undergo surgical insertion of the KeraVision Ring when such non-surgical vision-correction alternatives are available.

Risk of Product Liability Litigation; Potential Unavailability of
Insurance

        The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. As a result, the Company faces a risk of exposure to product liability claims and/or product recalls in the event that the use of its KeraVision Ring or other future potential products are alleged to have resulted in serious adverse effects. In this regard, an individual who was formerly enrolled as a patient in one of the Company's clinical trials has filed a complaint alleging that he has suffered serious adverse effects due to his participation in such trial. While the Company has taken, and intends to continue to take, what it believes are appropriate precautions to minimize exposure to this and other product liability claims, there can be no assurance that it will avoid significant liability. The Company currently maintains, product liability insurance in the amount of $4.0 million. There can be no assurance that adequate insurance coverage will continue to be available at an acceptable cost, if at all, before or after commercialization of any of its products. Consequently, a product liability claim, product recall or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business or financial condition of the Company. See "Business Product Liability Insurance."

Future Capital Requirements and Uncertainty of Future Funding

        The Company will be required to commit substantial resources to conduct the research and development, clinical studies and regulatory activities necessary to bring any potential medical device products to market and to establish production, marketing and sales capabilities. There can be no assurance that the Company's current cash, cash equivalents and available-for-sale investments will be sufficient to fund the Company's operations to profitability or through completion of the current United States Phase III clinical trial for the KeraVision Ring for the treatment of mild myopia. The Company will need to raise substantial additional funds for these purposes. The Company may seek such additional funding through collaborative arrangements with corporate partners and through public or private debt or equity financings. Any additional equity financing may be dilutive to stockholders, and any debt financing, if available, may involve restrictions on the Company's ability to pay dividends on its capital stock or the manner in which the Company conducts its business. The Company currently has no commitments for any additional financings, and there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

Dependence on Sole Source Supplier

        The raw materials used in manufacturing the KeraVision Ring and several instruments are currently purchased from single sources. Although the Company has not experienced difficulty acquiring this material for the manufacture of its products for clinical trials, no assurance can be given that interruptions in supplies will not occur in the future or that the Company would not have to obtain substitute vendors, which would require additional regulatory submissions. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture its products which could have a material adverse effect on the Company's business, financial condition or results of operations.

Dependence on and Need for Additional Key Personnel

        The success of the Company and of its business strategy is dependent in large part on the ability of the Company to attract and retain key management, scientific and operating personnel. Such persons are in high demand and are often subject to competing employment offers. The Company will need to develop expertise and add skilled personnel or retain consultants in such areas as research and development, clinical testing, government approvals, sales, marketing and manufacturing in the future. There can be no assurance that the Company will be able to attract and retain the qualified personnel or develop the expertise needed for its business. The Company currently has a small research and management group with limited operating experience. The loss of the services of one or more members of the research or management group or the inability to hire additional personnel and develop expertise as needed could have a material adverse effect on the Company.

Impact of Year 2000

        Based on a recent assessment, the Company determined that it will be required to modify a small portion of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company determined that most of its currently employed software is already Year 2000 compliant. The Company presently believes that, with the required slight modifications, the Year 2000 issue will not pose significant operational problems for its computer systems.

        The Company has initiated communications with key suppliers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company is currently communicating with suppliers and customers to determine their exposure to the Year 2000 issue. There can be no guarantee that the systems of other companies on which the Company's systems rely will be converted in a timely fashion and would not have an adverse effect on the Company's systems.

                         USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common
Stock by the Selling Stockholders pursuant to this registration statement.

                INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Certificate of Incorporation, as amended, limits the liability of directors and officers for monetary damages arising from breach of their fiduciary duty of care to the fullest extent permissible under Delaware law, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The Company's Bylaws further provide for indemnification of directors, officers, employees and corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its officers and directors and maintains director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

On June 12, 1998, the Company issued and sold to, or to entities affiliated with, Sprout Group, Johnson & Johnson Development Corporation, GMI/DRI Investment Trust, and Special Situations Fund (the "Selling Stockholders"), pursuant to the terms of a Series B Convertible Preferred Stock Purchase Agreement, 562,500 shares of the Company's Series B Convertible Preferred Stock (the "Series B Shares") at $32.00 per share. The Series B Shares are entitled to receive quarterly dividends at the rate of seven percent (7%) per annum, payable, at the election of the Company, in either cash or additional Series B Shares, as described in the Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock (the "Certificate of Designation"). Each Series B Share is convertible into Common Stock at $8.00 per share. The Series B Shares are convertible at the Company's option after two years if the price of the Company's Common Stock exceeds $16.00 per share. The conversion rate is subject to adjustment in the event of certain circumstances described in the Certificate of Designation, including if the then-current value of the Common Stock is below $8.00 per share on June 12, 2000. The Series B Shares are redeemable at the option of the holders after five (5) years. This Prospectus covers 2,565,000 shares of the Company's Common Stock issuable to the Selling Stockholders upon conversion of the 562,500 Series B Shares issued and sold to the Selling Stockholders on June 12, 1998, and 78,750 Series B Shares that may be issued to the Selling Stockholders as dividends in the two-year period ending on June 12, 2000.

                     PLAN OF DISTRIBUTION

The Selling Stockholders may sell the Shares in whole or in part, from time to time on the over-the-counter market at prices and on terms prevailing at the time of any such sale. Any such sale may be made in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved. The Selling Stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the Shares in amounts customary for the type of transaction effected. Each Selling Shareholder will also pay all applicable transfer taxes and all fees and disbursements of counsel for such Selling Shareholder incurred in connection with the sale of shares.

The Selling Stockholders, and any other persons who participate in the sale of the Shares, may be deemed to be "Underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

The Company has agreed to maintain the effectiveness of this Registration Statement for a period of (2) years commencing on June 12, 1998, or with respect to any Selling Shareholder, until such time as Rule 144 of the Securities Act or another similar exemption under the Securities Act is available for the sale of all such Selling Shareholder's shares during a three (3) month period without registration. The Company has certain rights to refuse the sale of securities pursuant to this Registration Statement to prevent violation of the federal securities laws. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.
                              SELLING STOCKHOLDERS

      The following table sets forth certain information as of July 7, 1998, as of which date 12,699,908 shares of the Company's Common Stock were issued and outstanding, with respect to the Selling Stockholders. Information with respect to beneficial ownership is base upon information contained in filings made by certain Selling Stockholders with the Securities and Exchange Commission, and information obtained from the Company's transfer agent and certain of the Selling Stockholders.

                        Shares Beneficially   Shares of      Shares Beneficially
     Name of Selling      Owned Prior         Common Srock        Owned After
     Stockholders       to the Offering(1) Offerred Hereby(1)  to the Offering(1)(2)
 -------------------  --------------------- ------------------   ---------------------
                        Number    Percent                        Number    Percent
                      ---------- ----------                   ---------- ----------
The Sprout Group (3)     1,710,000     11.2          1,710,000          0      *
3000 Sand Hill Road
Menlo Park, California
94025

Johnson & Johnson          427,500     2.8             427,500          0      *
Develpoment Corporation
One Johnson & Johnson
Plaza
New Brunswick, New Jersey
08933

GMI/DRI Investment Trust   142,500      *              142,500          0      *
P.O. Box 1113
Minneapolis, Minnesota
55440

Special Situtations Fund(4)   285,000     1.9             285,000          0      *
153 E 53rd Street
New York, New York 10022
__________________________
*    Less than 1%


(1) The shares of Common Stock that are set forth in this table represent the number of shares of Common Stock issuable upon conversion of the Series B Shares issued and sold to the Selling Stockholders on June 12, 1998, and Series B Shares that may be issued to the Selling Stockholders as dividends in the two-year period ending on June 12, 2000.

(2) Assumes sale of all Shares offered hereby and no other purchases or sales of the Company's Common Stock. See "Plan of Distribution."

(3) Includes shares held by DLJ Capital Corporation, DLJ ESC II, L.P., Sprout Venture Capital, L.P. and The Sprout CEO Fund, L.P.
Kathleen D La Porte, general partner of the Sprout Group, is a member of the Company's Board of Directors.

(4) Includes shares held by Special Situations Private Equity Fund, L.P., Special Situations Fund III, L.P. and Special Situations
Cayman Fund, L.P.
Except as disclosed in footnote (3), no Selling Shareholder has had any material relationship with the Company or any of its predecessors or affiliates within the last three years.

                        LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. As of the date of this Registration Statement, certain directors of Venture Law Group beneficially own 12,470 shares of the Registrant's Common Stock.

                        EXPERTS

The consolidated financial statements of KeraVision, Inc.
appearing in KeraVision, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     ADDITIONAL INFORMATION

This Prospectus constitutes a part of the Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the Common
Stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the Selling Stockholders are payable individually by the Selling Stockholders. All amounts are estimated except the registration fee.

                                                            Amount
                                                          To Be Paid

Registration Fee.......................................       $5,958.70
Legal Fees and Expenses................................         $50,000
Accounting Fees and Expenses...........................          $5,000
Fees of Cowen & Company in connnection with the
     Private Placement and related transactions........      $1,300,000
         Total.........................................   $1,360,958.70

Item 15.  Indemnification of Directors and Officers

            INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company's Certificate of Incorporation, as amended, limits the liability of directors and officers for monetary damages arising from breach of their fiduciary duty of care to the fullest extent permissible under Delaware law, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The Company's Bylaws further provide for indemnification of directors, officers, employees and corporate agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its officers and directors and maintains director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

Exhibit
Number   Description of Exhibit



3.6 Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of KeraVision, Inc.



5.1     Opinion of Venture Law Group, A Professional  Corporation

10.25 Series B Convertible Preferred Stock Purchase Agreement dated as of June 12, 1998

10.26   Investors' Rights Agreement dated as of June 12, 1998

23.1    Consent of Ernst & Young LLP, Independent Auditors

23.2    Consent of Counsel (included in Exhibit 5.1)

24.3    Power of Attorney (see Pages II-3 to II-4)
___________________________

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filling on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on the 13th day of July 1998.

                                    KERAVISION, INC.


                      By:  /s/Thomas M. Loarie
                           Thomas M. Loarie
                           President, Chief Executive Officer
                           and Chairman of the Board of
                           Directors
                           (Principal Executive Officer)

                                    POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Thomas M. Loarie and Mark Fishcher-Colbrie, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the
 Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                      Capacities                    Date
-------------------------- ----------------------------------- -----------------
/s/ Thomas Loarie          President, Chief Executive Officer  July 13, 1998
---------------------------and Chairman of the Board of
(Thomas M. Loarie)         Directors
                           (Principal Executive Officer)


  /s/ Mark Fischer-Colbrie Vice President, Finance and         July 13, 1998
--------------------------- Administration, Chief Financial
  (Mark Fischer-Colbrie)   Officer, and Assistant
                           Secretary (Principal Financial
                           and Accounting Officer)


  /s/ Charles Crocker      Director                            July 13, 1998
---------------------------
  (Charles Crocker)


  /s/ John R. Gilbert      Director                            July 13, 1998
---------------------------
  (John R. Gilbert)


  /s/ Lawrence Lehmkuhl    Director                            July 13, 1998
---------------------------
  (Lawrence Lehmkuhl)


  /s/ Kshitij Mohan        Director                            July 13, 1998
---------------------------
  (Kshitij Mohan)


  /s/ Arthur M. Pappas     Director                            July 13, 1998
---------------------------
  (Arthur M. Pappas)


  /s/ Steven N. Weiss      Director                            July 13, 1998
---------------------------
  (Steven N. Weiss)


KERAVISION, INC.
INDEX TO EXHIBITS


Exhibit
Number

Description of Exhibit


3.6 Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock of KeraVision, Inc.

5.1   Opinion of Venture Law Group, A Professional  Corporation

10.25 Series B Convertible Preferred Stock Purchase Agreement dated as of June 12, 1998

10.26   Investors' Rights Agreement dated as of June 12, 1998

23.1   Consent of Ernst & Young LLP, Independent Auditors

23.2   Consent of Counsel (included in Exhibit 5.1)

24.3   Power of Attorney (see Page II-3)